EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-218408 and No. 333-204545 on Form S-8, and No. 333-254526 on Form S-3 of Central Valley Community Bancorp of our report dated March 9, 2023 relating to the 2022 consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Sacramento, California
March 15, 2024